Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE
NRG Energy, Inc. to Acquire West Coast Power and Sell Rocky Road Power LLC
PRINCETON, NJ; December 27, 2005 — NRG Energy, Inc. (NYSE: NRG) has entered into purchase and sale agreements for projects co-owned with Dynegy, Inc. (NYSE: DYN). Under the agreements, NRG will acquire Dynegy’s 50 percent ownership interest in West Coast Power LLC (WCP), and become the sole owner of WCP’s 1,808 megawatts (MW) of generation in Southern California. In addition, NRG is selling to Dynegy its 50 percent ownership interest in Rocky Road Power LLC, a 330 MW gas-fueled, simple cycle peaking plant located in East Dundee, Illinois. NRG will pay Dynegy a net purchase price of $160 million. NRG will effectively fund the net purchase price with cash held by the WCP partnership. The Company anticipates closing both transactions during the first quarter 2006.
“Increasing our stake in WCP to 100 percent provides us the flexibility to implement our strategic options for this region,” said David Crane, NRG President and Chief Executive Officer. “We plan to pursue appropriate market returns that support not only the continued operations of existing plants but also redevelopment of the next generation of energy infrastructure and/or monetizing the real estate value.”
The transactions, which are conditioned upon one another and subject to approval from the Federal Energy Regulatory Commission, are expected to close in the first quarter 2006.
WCP owns and operates 1,808 MW in Southern California as listed below. NRG also owns two unrelated generating facilities in Red Bluff and Chowchilla, California.

Plant	MW	Primary Fuel

El Segundo Power, LLC (El Segundo)	670	Gas
Cabrillo Power I LLC (Encina)	965	Gas
Cabrillo Power II LLC (13 combustion turbines in San Diego area)	173	Gas
Long Beach Generation LLC (retired)	N/A	N/A

Total	1,808	N/A

NRG Energy, Inc. owns and operates a diverse portfolio of power-generating facilities, primarily in the Northeast, South Central and Western regions of the United States. Its operations include baseload, intermediate, peaking, and cogeneration facilities, thermal energy production and energy resource recovery facilities. NRG also has ownership interests in generating facilities in Australia and Germany.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and include, but are not limited to statements regarding the expected timing of the transactions, the potential for future market returns, the potential redevelopment of assets, and future real estate values, and can be identified by the use of words such as “will,” “would,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe,” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially.
Factors that could cause actual results to differ materially from those contemplated above include, among others: delays or failures in closing one or both of the contemplated transactions as expected; general economic conditions; changes in the wholesale power markets and fluctuations in the cost of fuel or other raw materials; adverse results in current and future litigation; the inability to implement improvements to plant operations or to redevelop assets; the inability to enter into contracts to sell power and procure fuel on terms and prices acceptable to us; changes in government regulation, including possible changes of market rules, market structures and design, rates, tariffs, environmental laws and regulations and regulatory compliance requirements, price mitigation strategies and other market structures or designs employed by the California independent system operator; and decreases in real estate values.
NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov.
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